Exhibit 99.2

ASXC Third Quarter 2022 Earnings Call Transcript

Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical third quarter 2022 business and financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any impact from the COVID-19 pandemic and other geopolitical factors beyond our control. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2021 Form 10-K filed in February 2022 and the Form 10-Q expected to be filed later today, and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain noncash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release which can be found in the Investor Relations section of our website.

With that, it is now my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Thanks, Mark, and thank you all for joining us today. Today, I will begin with discussing our recent performance and events, then Shameze will review our financial results. Following that, I will go over our third quarter performance and priorities for the balance of 2022 before turning to Q&A.

Now, I would like to provide an overview of our recent performance. We are pleased to see an accelerated expansion of the Senhance system installed base this quarter with four new system initiations; two in Germany, one in Japan, and one in the CIS region. Subsequent to the end of the third quarter, we announced an additional system placement in Germany, bringing the year-to-date total to five system initiations.

We remain focused on increasing awareness of Senhance and educating the surgical community on its benefits by leveraging industry events. In September, we received The Society of Laparoscopic & Robotic Surgeons, or SLS, 2022 Innovation of the Year award for our Intelligent Surgical Unit, or ISU. Each year, SLS recognizes the most innovative products that have a multidisciplinary application in minimally invasive surgery. We are incredibly proud of our team’s commitment to enhancing clinical performance and very excited that the clinical community sees the tremendous value the ISU brings to the OR.

We also participated in the 12th European Society of Pediatric Endoscopic Surgeons’ Annual Congress in Barcelona, Spain in late September. Dr. Hamit Cakir, a pediatric surgeon at Maastricht University Medical Center in the Netherlands gave an insightful presentation during the Robotics Masterclass focused on his success in pediatric procedures using Senhance.

As we continue to seek to drive global adoption, we recently moved into a new office in the heart of Tokyo, Japan, with a new showroom and state of the art training facility. This is very exciting as we have grown our installed base over the last few years in Japan and have seen great momentum with our clinical efforts in the country.

As Japan is the number one laparoscopy market and the number two robotics market, we have seen that surgeons are eager to adopt our digital laparoscopic technology, and we will continue to partner with new hospitals in order to facilitate these innovative procedures with the Senhance system. We have continued to add talent across our senior leadership team as we work to drive developments of Performance-Guided Surgery and accelerate the adoption of Senhance globally. Following the addition of a new Vice President of medical affairs and professional education, we recently appointed a new Vice President of Global Marketing to bolster our efforts to drive awareness of the platform among surgeons and hospital administrators.

With that, I will turn the call over to Shameze for a financial update.

Shameze Rampertab

Thanks, Anthony. Turning to the third quarter, for the three months ended September 30, 2022, the company reported revenue of $2.6 million as compared to revenue of $2.6 million in the three months ended September 30, 2021. Revenue in the third quarter of 2022 included $1.2 million in system revenue, $0.3 million in lease revenue, $0.8 million in instruments and accessories, and $0.3 million in services.

For the three months ended September 30, 2022, total operating expenses were $17.2 million as compared to $16.7 million in the three months ended September 30, 2021.

For the three months ended September 30, 2022, net loss attributable to common stockholders was $18.9 million or $0.08 per share as compared to net loss attributable to common stockholders of $16.1 million or $0.07 per share in the three months ended September 30, 2021.

For the three months ended September 30, 2022, the adjusted net loss attributable to common stockholders was $16.9 million or $0.07 per share as compared to an adjusted net loss of $14.3 million or $0.06 per share in the three months ended September 30, 2021.

Adjusted net loss is GAAP net loss adjusted for the following items: amortization of intangible assets, change in fair value of contingent consideration, and employee retention tax credit, all of which are non-cash charges.

Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. The reconciliation from GAAP to non-GAAP measures can be found in our earnings release and is posted on our website.

Turning to the balance sheet, the company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $88.3 million and working capital of $93.7 million as of September 30, 2022.

I would now like to turn the call back over to Anthony.

Anthony Fernando

Thanks, Shameze.

I would now like to provide an update on progress we have made towards our key focus areas for 2022.

Starting with market development. As we have mentioned in the past, peer reviewed studies are vital for providing real world data on how the Senhance platform, the ISU, and all of the features of Senhance can benefit surgeons and patients across a wide variety of surgical specialties.

In the third quarter, we had three new publications bringing the total for the year to 13.

These publications highlighted Senhance’s capabilities, workflow-effectiveness, and cost-effectiveness across multiple procedure specialties, as well as the unique clinical benefits of Senhance’s haptic feedback.

This growing list of publications is vital for supporting the breadth of research that proves the benefits of the Senhance system with real world data. As a reminder, all of these clinical publications can be found under the clinical resources section of our website.

As we continue to develop our list of clinical publications, we have also continued to leverage our growing real-world clinical data through our clinical registry. Our TRUST registry, which we believe is the industry’s largest robotic-assisted laparoscopic registry, continues to grow in size and scale, with over 2,000 patients enrolled to date. The registered patients consist of approximately 67% general surgery, including abdominal and thoracic, 15% GYN, and 18% urology procedures. We remain focused on leveraging the data accumulated to facilitate studies and publications which highlight the real-world benefits of Senhance.

In October, a TRUST Registry Investigator Meeting was held in Amsterdam, and was hosted by Professor Willeke of St. Marien Hospital in Siegen, Germany. The meeting was an opportunity for the key investigators who are participating in the registry to come together with the goal of collaborating on upcoming opportunities to share the incredible data that has been collected thus far. We are very excited about the data our registry is accumulating, and the opportunities this research provides for validating the importance of the Senhance system and ultimately helping to improve surgical outcomes and efficiencies.

As we have mentioned in the past, one of our focuses is providing surgeons the opportunity to participate in training sessions at one of our six centers located in Europe, the United States, and Japan. We continue to work to drive increased volumes of surgeons through these centers on a regular basis.

The next segment of our market development efforts is the expansion of our global footprint, including the growth of our installed base, the acceleration of procedure volumes and the increase in the number of foundational sites. Beginning with new program initiations, this quarter, we had four new program initiations, with one additional initiation since the end of the third quarter.

Evangelical Hospital Goettingen-Weende of Göttingen, Germany completed their installation of the Senhance system, and became the seventh Senhance hospital in Germany. This system has been placed within their general surgery department at the hospital. Saiseikai Shiga Hospital in Ritto, Japan has leased a Senhance system, similarly to be used in laparoscopic general surgery. Most recently, the Clinic for General and Visceral Surgery at the St. Bernhard Hospital in Kamp-Lintfort, Germany initiated their Senhance program and our fourth system in the quarter, was sold to our distribution partner, and placed in a hospital in the CIS region. All of these sites are great opportunities for the Senhance system to deliver benefit to their practice and patients.

In November, we had another German placement, bringing the total Senhance programs initiated to nine in this region. This system will be installed at the Dr. von Hauner Children's Hospital at the Ludwig Maximilians University of Munich, located in Munich, Germany. We are very excited to announce this will be the first ever Senhance installation to be completely dedicated to pediatric procedures.

As the Senhance system is the only robotic-assisted surgical system in the world to provide fully reusable 3-millimeter instruments as well as haptic feedback, it is well positioned to help surgeons deliver better, more predictable outcomes on smaller patients. Senhance’s digital fulcrum and tremor filtration can minimize traumatic forces exerted by instruments on the abdominal wall. The combination of these two features creates an optimal micro laparoscopic working environment for the surgeon. Its advanced minimally-invasive instrumentation, innovative safety features, and novel clinical intelligence capabilities helps reduce invasiveness and surgical variability, especially in complex pediatric surgery.

With these new program initiations, our year-to-date total is now at five. Japan and Germany continue to expand into very important geographic areas for our growing installed base, and are the second and third largest markets for medical devices in the world. This validates our assumption that the more surgeons in an area have in-person, hands-on access to a Senhance system, the greater the adoption becomes. We are excited to see these two thriving areas continue to expand going forward.

Looking ahead, we continue to expect 8-10 new system initiations for the year. As we head into the final quarter of 2022, we remain confident in our ability to drive the adoption of Senhance on a global scale over the long term based on the quality of our customer pipeline.

Now, turning to procedure volumes. We have continued to see very strong procedure volume trends, with over 1,900 Senhance procedures completed as of September 30th across multiple geographies and specialties, with a 27% increase over 2021. In the quarter, procedure volumes increased 18% year over year.

We remain focused on increasing procedure volumes across a wide variety of surgical specialties. When a case is performed with a Senhance system, we have the ability to collect system data and surgical video. As we continue to accumulate a rich digital library of surgical data, we have the ability to generate powerful clinical insights that will enable Performance-Guided Surgery to help surgeons reduce surgical variability and drive consistently superior outcomes in their procedures.

In the United States, we saw accelerated utilization trends and adoption rates as hospitals appear to have returned to more normalized volumes and a typical operating environment. In addition, we continue to see an increasing number of surgeons using Senhance. Importantly, during the quarter we saw multiple existing hospital customers expand from a single surgeon user, to multiple surgeon users, which points to the clinical value that both the surgeons and hospitals are seeing from Senhance.

Despite some slowdowns due to European holiday seasonality, we continue to see expansion of the installed base driving high procedure volumes and expect to see more installations in Europe in the coming quarters.

In Asia, we have seen some COVID related headwinds resulting in a slower rebound in procedure volumes than in other geographies. We expect to see these sites recover now as the COVID circumstances appear to be improving, and we continue to see more hospitals in the region seek to install new Senhance systems.

We have also seen some of our systems reach significant milestones this quarter. Dr. Narimantas Samalavičius and his team at Klaipeda University Hospital, in Lithuania, completed their 750th case with the Senhance Surgical System.

Turning to our portfolio expansion efforts. We are excited to continue to build upon our recent accomplishments and achieve additional regulatory milestones that will further develop the Senhance system and broaden its applicability.

We have recently submitted our 510(k) application for pediatric clearance in the U.S. following strong early clinical utilization in Europe and increasing demand from U.S. surgeons, and we look forward to providing you updates regarding a potential clearance in 2023. We believe the Senhance system’s combination of 3mm instrumentation and advanced safety features including haptic feedback make it uniquely optimized for pediatric patients who to this point have not been able to benefit from the capabilities of robotics with 5mm and 3mm instruments.

We continue to expand the utilization and applicability of the Intelligent Surgical Unit, or ISU, globally, and expect to receive CE Mark approval for expanded machine vision capabilities in Europe by the end of the year.

Importantly, this filing through the new European MDR pathway included a review of the entire platform. If successful, the Senhance platform will be one of the early robotic surgical systems to be approved through the new, more rigorous MDR process, a significant achievement which speaks to the quality of the platform and our organization’s expertise in regulatory processes across the globe.

We continue to expect the commercial launch of 5mm Articulating Instruments in the final months of this year.

We are happy to announce that we recently received Japanese PMDA approval for Thoracic laparoscopic procedures with Senhance. In 2019, the Senhance Surgical System was first approved by the Ministry of Health, Labor and Welfare, or MHLW, for use in laparoscopy for general surgery, gynecology and urology.

Now, with additional 19 thoracic procedures, the system is approved for a total of 126 procedures in Japan with reimbursement. This is a meaningful approval as it expands our already wide indications, including general surgery, gynecology, and urology in adults and pediatrics. This approval for the use of Senhance in Japan to mirror that of our CE Mark indications, makes Senhance more broadly applicable to hospitals, surgeons, and patients in that region. We are very excited for this expansion of the Senhance system, and seeing surgeons and hospitals benefit from the breadth of Senhance’s applicability.

We are very pleased with the progress we have made this past quarter towards our goals, and further advancing the development of Performance-Guided Surgery and its advanced intelligent capabilities. As we head into the final quarter of the year, we remain committed to increasing system utilization and growing our installed base even further. I am very proud of the work our Asensus team has done so far this year, and would like to take a moment to thank them for their consistent dedication to innovation, and ultimately driving safer and more reliable outcomes for surgeons, hospitals, and patients.

With that, I would like to open the line for questions.

Q&A

Operator

Our first question comes from Ross Osborn from Cantor Fitzgerald. Please go ahead.

Question – Ross Osborn

Hi, congrats on the progress meets in the quarter. Starting off, you installed four systems during the third quarter and you’ve announced one post quarter. You need three more to hit the bottom end of your guidance. What level of comfort do you have in hitting your target, or stated otherwise, how far along are you in conversations with hospitals to achieve your reiterated guidance?

Response – Anthony Fernando

Yeah Ross, I think with the question, as we’ve stated before, the pipeline has been developing over a relatively long period of time, and we do have the pipeline to hit the guidance numbers. I think we are in relatively mature stages of conversations, and it’s more about timing of when. due to various reasons some that are local to the hospital, where they have certain criteria and timing, and others are financial related, but I believe that the pipeline is very robust, and we hope to hit the guidance between the coming 1.5 months as we close out the year.

Question – Ross Osborn

Sounds great. Then, switching to articulating instrument. Can you help us quantify what the transition from pilot to full commercial launch entails? Just curious to hear what that acceleration looks like.

Response – Anthony Fernando

It’s making the instruments available and the systems compatible with those articulated instruments. We have to go through a certain upgrade pathway for the system and also make sure that the hospitals understand the use of the new instrumentation. We are in that transition process now of making sure that the instruments are compatible with the systems and getting more sites up and running. I think very soon before the end of this year, when we talked about the upcoming full commercial launch where we will start to see a ramp up of clinical usage of these systems starting in the U.S. initially and then moving to Europe once we get our final approval of the system changes in Europe. I think we’re getting very close to seeing that ramp up, and once we do launch, the customer has the choice of saying, okay, what kind of instruments do they want to use, do they want to use the straight instrument or do they want to use the articulated instrument? But, we should be ready with sites that are up and running and make compatible to start using these instruments here in the coming weeks and months.

Question – Ross Osborn

Okay perfect. Then last one for me. You touched on this in your prepared remarks, but it is an important part of the story. Would you be able to provide a little bit more color on your clinical data development and publication efforts during the quarter and what we can expect to see going forward? Maybe, key takeaways from the three published studies?

Response – Anthony Fernando

Yes. There are good takeaways, Ross, especially when you have a sizeable registry and actively engaged investigators. There’s a whole slew of data, so they are looking at this data to say what are we seeing, what trends are we seeing, and what more do we need to focus on. And the areas that you can see is the efficiency track where they are looking at how fast they can get the case times to be equal or better than laparoscopy, and we have seen some of that come to play. Also, another piece is looking at the cost, saying how close in terms of cost are we in comparing laparoscopy and Senhance. Then, also looking at the clinical outcomes. The clinical outcomes part, I would say that work stream is just beginning because we need a good volume of data in order to start comparing Senhance clinical outcomes versus laparoscopy in this case. It’s coming along. I think there’s two tracks of this, one, leveraging the data in the Trust registry, and the other, investigator led work that’s ongoing on a pretty continuous basis to further investigate benefits and opportunities for further improving the clinical outcome. It’s a very big part for us and for us, the goal really is to use real world evidence now that we have 40 plus systems installed, trying to work with high volume sites to be able to generate data and produce real world evidence that we can use for getting other sites interested and leveraging the benefits of the Senhance system.

Response – Ross Osborn

Great. Thank you for taking my questions and congrats again on the progress.

Response – Anthony Fernando

Thank you, Ross.

Operator

The next question comes from Jennifer Sadeghi from H.C. Wainwright. Please go ahead.

Question – Jennifer Sadeghi

Hi, this is Jennifer Sadeghi from H.C. Wainwright. Thank you for taking your questions and congratulations on your recent announcement of the submission of the 510(k) for pediatric clearance in the U.S., as well the ninth hospital in Germany poised to be able to utilize the Senhance system. I understand this program will be the first dedicated to the utilization of Senhance in an exclusively pediatric population. I was wondering if you could give some additional color on this new indication, maybe on some of the timelines and expectations going forward? Any details would be appreciated.

Response – Anthony Fernando

Hi Jennifer. Thanks for the question. As you know, we’ve had pediatric approval in Europe, and we currently are in a few hospitals performing pediatric cases. What we recently announced was a very unique hospital because they acquired the system and partnered with us to primarily focus on pediatric cases. That’s really exciting for us to see that, and it is the first time that we are seeing one hospital that just engaged with us just to focus on pediatrics. With respect to the FDA submission, so we submitted this about a month ago and the timelines are somewhat variable. I couldn’t give you an exact timeline, but I would think that in the first half of 2023 is what we would expect to hear back. But it’s hard for me to give you a very specific timeline, but I would say in the first half is a reasonable assumption for seeking clearance.

Response – Jennifer Sadeghi

Great. Thank you so much for the additional color and I will put myself back on the queue.

Response – Anthony Fernando

Thank you, Jennifer.

Operator

There are no more questions in the queue. This concludes our question and answer session. I would like to turn the conference back over to Anthony Fernando, Asensus Surgical’s President and CEO, for any closing remarks.

Anthony Fernando

Thank you again for your interest in Asensus Surgical, and we look forward to updating you on our progress on our next quarterly call. Thank you for joining.

Operator

Conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.